					Exhibit 99.2
Earnings Impact of Money Market Fund Support
Quarter Ended & Cumulative through June 30, 2008
Estimated and Unaudited
					Quarter Ended 06/30/08		Cumulative 06/30/08

($ in thousands)
Description	Transaction Date	Par Value of Securities	Support Amount	Cash Collateral	Gross Charge/ (Gain)(8)	After Tax Charge/ (Gain) (9)	Gross Charge (8)	After Tax Charge (9)

Securities currently held by funds:

Letters of Credit (1)	Nov. 2007	$551,750	$300,000	$251,250	$24,279	$13,092	$136,053	$51,545

Capital Support Agreement (1)	Nov. 2007	650,000	15,000	15,000	-	-	-	-

Letter of Credit (2)	Mar. 2008	428,150	150,000	-	22,055	11,893	132,057	66,601

Capital Support Agreements (2)	Mar. 2008	1,505,900	400,000	400,000	64,823	34,953	381,006	230,101

Capital Support Agreements (3)	Jun. 2008	548,500	240,000	240,000	145,978	90,098	145,978	90,098

Totals for securities currently held by funds		3,684,300	1,105,000	906,250	257,135	150,036	795,094	438,345

Securities purchased from funds:

Purchased Canadian Conduit Securities (4)	Dec. 2007	95,000	95,000	-	(1,152)	(621)	36,268	15,597

Total Return Swap (1)	Dec. 2007	890,000	890,000	195,780	5,085	2,742	23,128	7,196

Purchased Non-bank Sponsored SIVs (1)(5)(6)	Dec. 2007	-	-	-	(162)	(40)	-	-

Purchased Non-bank Sponsored SIV (6)(7)	Jun. 2008	57,000	57,000	-	4,409	2,377	19,130	7,082

Totals for securities purchased from funds		1,042,000	1,042,000	195,780	8,180	4,458	78,526	29,875

Total		$4,726,300	$2,147,000	$1,102,030	$265,315	$154,494	$873,620	$468,220

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(1) Pertains to Citi Institutional Liquidity Fund P.L.C. (USD Fund)
(2) Pertains to Citi Institutional Liquid Reserves Portfolio, a Series of Master Portfolio Trust
(3) Pertains to Western Asset Money Market Fund, Western Asset Institutional Fund, and Legg Mason Global Funds plc
(4) Securities purchased from Legg Mason Western Asset Canadian Money Market Fund
(5) Securities matured at aggregate par values of $132 million
(6) SIV refers to securities issued by structured investment vehicles
(7) Securities purchased from Prime Cash Reserves Portfolio previously supported under the November 2007 letters of credit
(8) Includes mark-to-market losses and net financing costs, if applicable
(9) Includes related adjustments to operating expenses, where applicable, and income tax benefits